Exhibit 99.1
For Immediate Release
April 10, 2008
NORDSTROM REPORTS MARCH SALES
     SEATTLE — April 10, 2008 — Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $750 million for the five-week period ended April 5, 2008, a decrease of 6.7 percent compared to sales of $803 million for the five-week period ended April 7, 2007. Same-store sales decreased 9.1 percent.
     Preliminary quarter-to-date sales of $1.28 billion decreased 5.3 percent compared to sales of $1.35 billion in 2007. Quarter-to-date same-store sales decreased 7.8 percent.
     The monthly same-store sales results in March were negatively impacted by the timing shift of the Easter holiday from April into March as all stores were closed on Easter. Going forward, April same-store sales results are expected to be positively impacted by this shift.
Sales Recording
     To hear Nordstrom’s pre-recorded March sales message, please dial 800-891-8250. This recording will be available for one week.

MARCH SALES RESULTS	Total Sales			Same-store Sales[2]
(unaudited; $ in millions)			Percent
	Fiscal	Fiscal	Increase/		Full-line	Rack
	2008	2007[1]	(Decrease)	Total	Stores	Stores

March	$750	$803	(6.7%)	(9.1%)	(11.4%)	1.7%
Quarter-to-date	$1,279	$1,350	(5.3%)	(7.8%)	(10.1%)	3.5%
Number of stores
Full-line	104	98
Rack and other	54	53
Façonnable boutiques[3]	—	40

Total	158	191

Gross square footage	21,017,000	20,170,000

[1]	Total sales results for fiscal 2007 include sales from the company’s international and domestic Façonnable boutiques.

[2]	Same-store sales results exclude sales from Façonnable.

[3]	On October 31, 2007, the company completed the sale of Façonnable.
Expansion Update
     The company plans to open a full-line store at The Mall at Partridge Creek in Clinton Township, Mich., on April 18, 2008.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

April Sales Release	Thurs., May 8, 2008
First Quarter Earnings Release	Thurs., May 15, 2008
May Sales Release	Thurs., June 5, 2008
June Sales Release	Thurs., July 10, 2008
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 158 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 104 full-line stores, 50 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:	Media Contact:
Chris Holloway, 206-303-3290	Michael Boyd, 206-373-3038
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties. The company’s SEC reports, including its Form 10-K for the fiscal year ended February 2, 2008, contain factors that could affect the company’s financial results and cause actual results to differ materially from any forward-looking information the company may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.